Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
SECOND QUARTER 2018 DIVIDEND OF $0.38 PER SHARE
AND ANNOUNCES MARCH 31, 2018 FINANCIAL RESULTS

SECOND QUARTER 2018 DIVIDEND DECLARED

New York, NY — May 2, 2018 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.38 per share, payable on June 29, 2018 to stockholders of record as of June 15, 2018.

MARCH 31, 2018 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2018.

HIGHLIGHTS

 Financial

	Q1-18		Q1-17
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.39		$0.32
Net investment income	$144	$0.34	$94	$0.22
Net realized gains (losses)	$(12)	$(0.03)	$2	$0.01
Net unrealized gains	$110	$0.26	$22	$0.05
GAAP net income	$242	$0.57	$118	$0.28
Dividends declared and payable		$0.38		$0.38

	As of
(dollar amounts in millions, except per share data)	March 31, 2018	March 31, 2017	December 31, 2017
Portfolio investments at fair value	$12,199	$11,407	$11,841
Total assets	$12,693	$11,990	$12,347
Stockholders’ equity	$7,178	$7,035	$7,098
Net assets per share	$16.84	$16.50	$16.65
__________________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the acquisition of American Capital, Ltd. (“American Capital”) (the “American Capital Acquisition”), net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto. For the three months ended March 31, 2018 and 2017, Core EPS excludes $0.01 and $0.06 per share, respectively, of professional fees and other costs related to the American Capital Acquisition.

Portfolio Activity

(dollar amounts in millions)	Q1-18	Q1-17	Q4-17
Portfolio Activity During the Period:
Gross commitments(3)	$1,792	$864	$1,506
Exits of commitments	$1,342	$836	$1,321

Portfolio as of the End of the Period:
Number of portfolio company investments	360	316	314
Weighted average yield of debt and other income producing securities(4):
At amortized cost	10.1%	9.3%	9.7%
At fair value	10.1%	9.4%	9.8%
Weighted average yield on total investments(5):
At amortized cost	8.9%	8.1%	8.7%
At fair value	8.8%	8.2%	8.7%
__________________________________________________

(3)	The Q1-17 gross commitments exclude $2.5 billion of investments acquired as part of the American Capital Acquisition on January 3, 2017.

(4)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(5)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

FIRST QUARTER 2018 OPERATING RESULTS

For the first quarter of 2018, Ares Capital reported GAAP net income of $242 million or $0.57 per share (basic and diluted), Core EPS(2) of $0.39 per share (basic and diluted), net investment income of $144 million or $0.34 per share (basic and diluted), and net realized and unrealized gains of $98 million or $0.23 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the amount of acquisition related expenses, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of March 31, 2018, total assets were $12.7 billion, stockholders’ equity was $7.2 billion and net asset value per share was $16.84.

In the first quarter of 2018, Ares Capital made $1,792 million in new investment commitments, including $425 million of new investment commitments related to the acquisition by Ares Capital and Ivy Hill Asset Management, L.P. (“IHAM”), Ares Capital’s wholly owned portfolio company, of a diversified portfolio of first lien senior secured revolving and term loans (the “Portfolio Acquisition”).  The remaining $1,367 million of new investment commitments included commitments to 11 new portfolio companies, 21 existing portfolio companies and one additional portfolio company through the Senior Direct Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients to fund first lien senior secured loans. Of the new commitments, 30 were sponsored transactions.  As of March 31, 2018, 176 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1,792 million in new commitments made during the first quarter of 2018, 47% were in first lien senior secured loans, 20% were in senior subordinated loans, 18% were in second lien senior secured loans, 12% were in other equity securities and 3% were in the subordinated certificates of the SDLP. Of these commitments, 82% were in floating rate debt securities, of which 92% contained interest rate floors and 4% were in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in floating rate first lien senior secured loans through the SDLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the first quarter of 2018, significant new commitments included:

•
$425 million related to the Portfolio Acquisition, including $162 million funded directly by Ares Capital to purchase loans and the remaining $263 million in a subordinated loan and equity funded by Ares Capital to IHAM, Ares Capital’s wholly owned portfolio company, to help support IHAM’s acquisition of the remaining portfolio acquired by IHAM;

•	$212 million in a first lien senior secured term loan, second lien senior secured delayed draw and term loans and equity of an auto parts retailer;

•	$194 million in a first lien senior secured term loan and a subordinated loan of an aseptic food and beverage products provider;

•	$184 million in a subordinated loan and equity of an emergency air medical services provider;

•	$115 million in first lien senior secured delayed draw and term loans of a regulatory compliance services provider to financial institutions;

•	$90 million in a first lien senior secured revolving loan and equity of a sewing machine manufacturer;

•	$83 million in first lien senior secured revolving, delayed draw and term loans of an outpatient physical therapy provider;

•	$68 million in a second lien senior secured term loan of an aerospace engine components manufacturer; and

•	$60 million in a second lien senior secured term loan of a diversified food products manufacturer.

Also in the first quarter of 2018, Ares Capital exited approximately $1,342 million of investment commitments (including exits of $221 million of commitments acquired as part of the American Capital Acquisition). Of the total investment commitments exited, 53% were first lien senior secured loans, 30% were second lien senior secured loans, 12% were senior subordinated loans, 4% were subordinated certificates of the SDLP and 1% were other equity securities. Of the approximately $1,342 million of exited investment commitments, 90% were floating rate, 8% were fixed rate, 1% were on non-accrual status and 1% were non-interest bearing.

The fair value of Ares Capital’s portfolio investments at March 31, 2018 was $12.2 billion, including $10.6 billion in accruing debt and other income producing securities. As of March 31, 2018, the total portfolio at fair value included $1.6 billion of investments acquired in the American Capital Acquisition. The total portfolio investments at fair value were comprised of approximately 42% of first lien senior secured loans, 30% of second lien senior secured loans, 4% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients in first lien senior secured loans through the SDLP), 10% of senior subordinated loans, 1% of collateralized loan obligations, 5% of preferred equity securities and 8% of other equity securities. As of March 31, 2018, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 10.1% and 10.1%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 8.9% and 8.8%, respectively, and 79% of the total investments at fair value were in floating rate securities.

“During our first quarter, we continued to improve our earnings with our fourth consecutive quarter of core earnings growth since the quarter we closed the American Capital transaction.  This growth was driven by progress on our portfolio rotation initiatives, the increased utilization of our 30% basket and the benefit from higher interest rates,” said Kipp deVeer, Chief Executive Officer of Ares Capital.  “Our core earnings improvement was accompanied by stronger credit and investment performance as non-accruals declined and book value increased during the first quarter.”

“As part of our balance sheet strategy to operate with diversified funding sources, significant liquidity and extended duration on our liabilities, we issued our first seven year investment grade notes during the first quarter totaling $600 million at a coupon of 4.25%,” said Penni Roll, Chief Financial Officer.  “We continue to maintain a conservatively leveraged balance sheet that is asset sensitive and that we believe is positioned to further benefit if interest rates continue to rise.”

PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of March 31, 2018 and December 31, 2017, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 2.7% and 3.1%, respectively, of total investments at amortized cost (or 1.0% and 1.4%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

In January 2018, Ares Capital issued $600 million aggregate principal amount of unsecured notes that mature on March 1, 2025 (the “2025 Notes”). The 2025 Notes bear interest at a rate of 4.25% per year, payable semi‑annually on March 1 and September 1 of each year, commencing on September 1, 2018. The 2025 Notes may be redeemed in whole or in part at Ares Capital’s option at any time at the redemption prices as determined pursuant to the indenture governing the 2025 Notes.

In January 2018, Ares Capital repaid in full the $270 million aggregate principal amount of unsecured convertible notes (the “2018 Convertible Notes”) upon their maturity. The 2018 Convertible Notes bore interest at a rate of 4.75% per year, payable semi-annually.

In March 2018, Ares Capital amended and restated its senior secured credit facility (as amended, the “Revolving Credit Facility”). The Revolving Credit Facility, among other things, (a) extended the expiration of the revolving period for $1.6 billion of commitments of the lenders electing to extend their commitments from January 4, 2021 to March 30, 2022, during which period Ares Capital, subject to certain conditions, may make borrowings under the Revolving Credit Facility, and (b) extended the stated maturity date for $1.6 billion of commitments of the lenders electing to extend their revolving commitments from January 4, 2022 to March 30, 2023.  With respect to lenders who elected not to extend their commitments, $45 million of commitments have a revolving period expiration of May 4, 2019 and a stated maturity date of May 4, 2020 and $50 million of commitments have a revolving period expiration of January 4, 2021 and a stated maturity date of January 4, 2022. Additionally, the total size of the Revolving Credit Facility was increased by $25 million to $2.1 billion, composed of a revolving loan tranche equal to $1.7 billion and a term loan tranche in an amount equal to $413.8 million. The Revolving Credit Facility includes an “accordion” feature that allows Ares Capital, under certain circumstances, to increase the size of the Revolving Credit Facility by an amount up to $1.0 billion.

As of March 31, 2018, Ares Capital had $302 million in cash and cash equivalents and $5.2 billion in total aggregate principal amount of debt outstanding ($5.1 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $2.5 billion available for additional borrowings under its existing credit facilities as of March 31, 2018.

FIRST QUARTER 2018 DIVIDEND

On February 13, 2018, Ares Capital declared a first quarter dividend of $0.38 per share for a total of approximately $162 million. The record date for this dividend was March 15, 2018 and the dividend was paid on March 30, 2018.

RECENT DEVELOPMENTS

The Small Business Credit Availability Act (the “SBCAA”) was signed into law on March 23, 2018.  The SBCAA, among other things, modifies the applicable provisions of the Investment Company Act to reduce the required asset coverage ratio applicable to BDCs (as defined below) from 200% to 150% subject to certain approval, time and disclosure requirements (including either stockholder approval or approval of a majority of the directors who are not interested persons of the BDC and who have no financial interest in the proposal). On April 2, 2018, Ares Capital announced that it plans to recommend a path for approval to reduce its asset coverage ratio to 150% and will discuss specific plans for implementation with its board of directors and other constituents as it completes its evaluation of the various alternatives.

In April 2018, Ares Capital’s consolidated subsidiary, Ares Venture Finance, L.P., surrendered its license to operate as a Small Business Investment Company and the undrawn Small Business Administration-guaranteed debenture commitments of $50 million were terminated.

From April 1, 2018 through April 26, 2018, Ares Capital made new investment commitments of approximately $736 million, of which $538 million were funded. Of these new commitments, 71% were in first lien senior secured loans and 29% were in second lien senior secured loans. Of the approximately $736 million of new investment commitments, 100% were floating rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.7%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

From April 1, 2018 through April 26, 2018, Ares Capital exited approximately $362 million of investment commitments, including $21 million of investment commitments acquired in the American Capital Acquisition. Of the total investment commitments exited, 78% were first lien senior secured loans, 15% were second lien senior secured loans, 6% were other equity securities and 1% were investments in the SDLP Certificates. Of the approximately $362 million of exited investment commitments, 93% were floating rate, 6% were non-interest bearing and 1% was on non-accrual status. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 7.7% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 7.1%. On the approximately $362 million of investment commitments exited from April 1, 2018 through April 26, 2018, Ares Capital recognized total net realized gains of approximately $2 million.

In addition, as of April 26, 2018, Ares Capital had an investment backlog and pipeline of approximately $755 million and $105 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, May 2, 2018 at 12:00 p.m. (ET) to discuss its quarter ended March 31, 2018 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the

Participant Elite Entry Number 2018714 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 16, 2018 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10118465. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $12,164 and $11,905, respectively)	$12,199	$11,841
Cash and cash equivalents	302	316
Interest receivable	89	93
Receivable for open trades	4	1
Other assets	99	96
Total assets	$12,693	$12,347
LIABILITIES
Debt	$5,118	$4,854
Base management fees payable	46	44
Income based fees payable	28	27
Capital gains incentive fees payable	99	79
Accounts payable and other liabilities	155	181
Interest and facility fees payable	44	64
Payable for open trades	25	—
Total liabilities	5,515	5,249
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 426 common shares issued and outstanding	—	—
Capital in excess of par value	7,192	7,192
Accumulated overdistributed net investment income	(99)	(81)
Accumulated undistributed net realized gains on investments, foreign currency transactions, extinguishment of debt and other assets	60	72
Net unrealized gains (losses) on investments, foreign currency and other transactions	25	(85)
Total stockholders’ equity	7,178	7,098
Total liabilities and stockholders’ equity	$12,693	$12,347
NET ASSETS PER SHARE	$16.84	$16.65

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2018	2017
INVESTMENT INCOME
Interest income from investments	$254	$231
Capital structuring service fees	29	12
Dividend income	22	24
Management and other fees	1	3
Other income	11	5
Total investment income	317	275

EXPENSES
Interest and credit facility fees	60	55
Base management fees	46	39
Income based fees	38	32
Capital gains incentive fees	20	16
Administrative fees	3	3
Professional fees and other costs related to the acquisition of American Capital	3	26
Other general and administrative	8	8
Total expenses	178	179
Waiver of income based fees	(10)	—
Total expenses, net of waiver of income based fees	168	179
NET INVESTMENT INCOME BEFORE INCOME TAXES	149	96
Income tax expense, including excise tax	5	2
NET INVESTMENT INCOME	144	94
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses)	(12)	2
Net unrealized gains	110	22
Net realized and unrealized gains on investments, foreign currency and other transactions	98	24
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$242	$118
BASIC AND DILUTED EARNINGS PER COMMON SHARE	0.57	$0.28
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	426	422

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended March 31, 2018 and 2017 are provided below.

	For the Three Months Ended March 31,
	2018	2017
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.39	$0.32
Professional fees and other costs related to the American Capital Acquisition	(0.01)	(0.06)
Net realized and unrealized gains	0.23	0.06
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.04)	(0.04)
Income tax expense related to net realized gains and losses	—	—
Basic and diluted GAAP EPS	$0.57	$0.28
__________________________________________________

(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the American Capital Acquisition, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.